EXHIBIT 99.1

SHARPLINK GAMING ANNOUNCES REVERSE STOCK SPLIT

 Company Aiming to Regain Compliance with Nasdaq’s Continued Listing Requirements

MINNEAPOLIS – (GLOBE NEWSWIRE) – April 25, 2023 – SharpLink Gaming Ltd. (Nasdaq:SBET) (“SharpLink” or the “Company”), a pioneer of game-changing technological solutions and experienced-based services for the U.S. online sports betting industry, today announced that pursuant to the shareholder approval at the extraordinary general meeting of shareholders held on January 20, 2023, the Company’s Board of Directors has determined to implement a reverse stock split (“Reverse Stock Split”) of all of the Company’s share capital, including its ordinary shares, nominal value of NIS 0.06 per share, at a ratio of ten (old) for one (new) that will become effective on April 25, 2023 (the “Effective Date”).

SharpLink is undertaking the reverse stock split with the objective of meeting the minimum $1.00 per ordinary share bid requirement for maintaining the listing of its ordinary shares on The Nasdaq Capital Market. As a result of the ten for one Reverse Stock Split, the number of ordinary shares held by each shareholder of the Company will automatically consolidate on a ten (old) ordinary share for one (new) ordinary share basis. On the Effective Date, SharpLink’s 26,881,144 ordinary shares issued and outstanding will be reduced to approximately 2,688,114 ordinary shares issued and outstanding, and the total number of the Company’s authorized ordinary shares under its Amended and Restated Articles and Memorandum of Association will be reduced from 92,900,000 ordinary shares, nominal value NIS 0.06 per share, to 9,290,000 ordinary shares, nominal value NIS 0.60 per share. No fractional shares will be issued in connection with the Reverse Stock Split, but fractions shall be rounded up or down to the nearest whole share (with half shares rounded down).

SharpLink’s ordinary shares will trade on a split-adjusted basis when the market opens on April 26, 2023, and will continue to trade under its existing symbol “SBET.” The new CUSIP number for the ordinary shares following the Reverse Stock Split will be M8273L110.

The Reverse Stock Split will affect all issued and outstanding ordinary shares and securities convertible into ordinary shares. All outstanding options, restricted stock awards, warrants, preferred stock and convertible notes and other securities entitling their holders to purchase or otherwise receive ordinary shares will be adjusted as a result of the Reverse Stock Split by decreasing the number of shares acquirable pursuant to the ratio of 10:1 and increasing the exercise or conversion price, as applicable, by the same ratio, as required by the terms of such security. The number of ordinary shares available to be awarded under the Company’s equity incentive plans will also be proportionately adjusted.

Immediately after the Reverse Stock Split, each shareholder’s percentage ownership interest in SharpLink and proportional voting power will remain virtually unchanged, except for minor changes and adjustments that will result from rounding fractional shares into whole shares, as applicable. The rights and privileges of the holders of ordinary shares will not be affected by the Reverse Stock Split.

The Company’s transfer agent, American Stock Transfer & Trust Company (“AST”) will serve as exchange agent for the Reverse Stock Split and will provide instructions to shareholders of record regarding the Reverse Stock Split. Unless otherwise requested by the shareholder, AST will issue all of the post-split shares in paperless, “book-entry” form, and unless otherwise requested by the shareholder, AST will hold the shares in an account set up for the shareholder. All book-entry or other electronic positions representing issued and outstanding ordinary shares will be automatically adjusted for the Reverse Stock Split. Those shareholders holding SharpLink’s ordinary shares in “street name” will receive instructions from their brokers. For assistance from AST, please call 1-800-937-5449.

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About SharpLink Gaming Ltd.

Founded in 2019, SharpLink is a leading online technology company that connects sports fans, leagues and sports websites to relevant and timely sports betting and iGaming content. SharpLink uses proprietary, intelligent, online conversion technology to convert sports fans into sports bettors for licensed, online sportsbook operators. In addition, SharpLink specializes in helping sports media companies, leagues, teams and sportsbooks develop strategies, products and innovative solutions to drive deep fan activation and engagement with highly interactive free-to-play games and mobile applications. Further, SharpLink owns and operates a variety of real-money fantasy sports and sports simulation games and mobile apps on its platform; and is licensed or authorized to operate in nearly state ] in the United States where fantasy sports and online sports betting has been legalized. SharpLink’s proprietary fantasy sports platform reaches more than two million fantasy sports fans who spend almost $40 million annually on its portfolio of digital gaming experiences and contests. For more information, please visit the SharpLink website at www.sharplink.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the expected growth in the online betting industry, the Company’s ability to grow its business, the potential benefits of the Company’s products, services and technologies and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, government regulation of online betting, customer acceptance of new products and services, the demand for our products and our customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission. The Company does not undertake any responsibility to update the forward-looking statements in this release.

CONTACT INFORMATION:

SHARPLINK INVESTOR RELATIONS:

SharpLink Gaming Ltd.

Dodi Handy, Director of Communications

Phone: 407-960-4636

Email: ir@sharplink.com

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